Exhibit 99.1

ABM Promotes Rene Jacobsen to Chief Operating Officer

New York, NY – November 3, 2020 – ABM (NYSE: ABM), a leading provider of facility solutions, today announced Rene Jacobsen as the Company’s Executive Vice President and Chief Operating Officer, effective November 1, 2020. Previously, the Company’s Executive Vice President and Chief Facilities Officer, Jacobsen will continue to report to President and Chief Executive Officer, Scott Salmirs.

Salmirs stated, “Rene has been instrumental to our service delivery and business transformation over the years. Furthermore, his operational leadership during the COVID-19 pandemic has been exemplary. In his new role, I am confident Rene’s contributions will drive results as we continue to navigate the current environment and prioritize the needs of our clients and employees.”

Since 2019, Jacobsen has been responsible for driving operational efficiencies and enhancing productivity across ABM’s Business & Industry, Aviation, Education, and Technology & Manufacturing segments. In his new role, he will lead operations for all business segments within the Company, including Technical Solutions.

Jacobsen joined ABM in 2012 as Executive Vice President of ABM’s West Region. With more than 30 years of global experience leading large, complex service organizations within the facility services industry, he has also served as Executive Vice President and President of Business & Industry, ABM’s largest operating segment.

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ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.5 billion and more than 140,000 employees in 350+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

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CONTACT

Media:

Jennifer Miller

(678) 595-0524

jennifer.miller@abm.com

Investor Relations & Treasury:

Susie A. Kim

(212) 297-9721

susie.kim@abm.com

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